Exhibit 5.2

90 SOUTH SEVENTH STREET • SUITE 4950 • MINNEAPOLIS, MINNESOTA 55402

TELEPHONE: +1.612.217.8800 • JONESDAY.COM

July 20, 2023

Verint Systems Inc.

175 Broadhollow Road

Melville, New York 11747

Re: Post-Effective Amendment No. 1 to Registration Statement on Form S-8 filed by Verint Systems Inc.

Ladies and Gentlemen:

We have acted as counsel for Verint Systems Inc., a Delaware corporation (the “Company”), in connection with the registration of 9,475,000 shares (the “Shares”) of common stock, par value $0.001 per share, of the Company that may be issued or delivered and sold pursuant to the Verint Systems Inc. 2019 Long-Term Stock Incentive Plan (the “2019 Plan”) and the Verint Systems Inc. 2023 Long-Term Stock Incentive Plan (together with the 2019 Plan, the “Plans”). In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinion. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that the Shares that may be issued or delivered and sold pursuant to the Plans and authorized forms of stock option, restricted stock, restricted stock unit or other applicable agreements thereunder will be, when issued or delivered and sold in accordance with the applicable Plan, validly issued, fully paid and nonassessable, provided that the consideration for the Shares is at least equal to the stated par value thereof.

The opinion expressed herein is limited to the General Corporation Law of the State of Delaware, as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction on the opinion expressed herein. In addition, we have assumed that the resolutions authorizing the Company to issue or deliver and sell the Shares pursuant to the Plan will be in full force and effect at all times at which such Shares are issued or delivered or sold by the Company, and the Company will take no action inconsistent with such resolutions. In rendering the opinion above, we have assumed that each award under the Plan will be approved by the Board of Directors of the Company or an authorized committee thereof.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-8 filed by the Company to effect registration of the Shares under the Securities Act of 1933 (the “Act”). In giving such consent, we do not thereby admit that we are

Verint Systems Inc.

July 20, 2023

included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day